Exhibit 8.1

October 1, 2026

Hall Chadwick Acquisition Corp.

1 North Bridge Road

#18-06 High Street Centre

Singapore, 179094

Re:	Domestication of Hall Chadwick Acquisition Corp pursuant to Business Combination Agreement by and among Hall Chadwick Acquisition Corp, HCAC Star Merger Sub, Inc . and REEcycle Holdings, Inc.

To the Board of Directors:

We have acted as counsel to Hall Chadwick Acquisition Corp, a Cayman Islands exempted company limited by shares (“Purchaser”), in connection with the Domestication and the Merger, as defined and described in the Business Combination Agreement dated as of May 31, 2026 (as amended and supplemented through the date hereof, the “Business Combination Agreement”) by and among (i) Purchaser (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing), (ii) HCAC Star Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Purchaser (“Merger Sub”), and (iii) REEcycle Holdings, Inc., a Delaware corporation (the “Company”). As set forth in the Business Combination Agreement, the Parties intend for the Domestication to qualify as a “reorganization” described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder (the “Regulations”) and for the Business Combination Agreement to constitute a “plan of reorganization” with respect thereto for purposes of section 368 of the Code. Unless otherwise indicated, each capitalized term has the meaning ascribed to it in the Business Combination Agreement. This opinion is being delivered in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Purchaser and the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of (i) the Business Combination Agreement, (ii) the Registration Statement, (iii) the letter of representation issued to us by the Purchaser and dated as of October 1, 2026 (the “Tax Representation Letter”), and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Domestication will be effected in accordance with the Business Combination Agreement, (ii) the factual statements set forth in the Registration Statement and Business Combination Agreement are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, and (iii) the Parties have complied with, and if applicable, will continue to comply with, the covenants contained in the Business Combination Agreement. We have also assumed that any representations made in the Business Combination Agreement or the Tax Representation Letter “to the knowledge of” or based upon the belief of Purchaser, or otherwise similarly qualified, are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, in each case without such qualification.

In rendering our opinion, we have considered (i) the applicable provisions of the Code as in effect on the date hereof, and our interpretations of the Code, (ii) the applicable Regulations as currently in effect, (iii) current administrative interpretations by the Internal Revenue Service of the Code and the Regulations, and (iv) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect) and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, we are of the opinion that as set forth under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR HOLDERS OF HCAC SECURITIES AND DOMESTICATED HCAC SECURITIES” and subject to the limitations and qualifications therein, the Domestication should constitute a reorganization within the meaning of section 368(a)(1)(F) of the Code.

The foregoing opinion reflects our best professional judgment as to the correct United States federal income tax consequences of the matters that it addresses. Our opinion is expressly conditioned on, among other things, the accuracy of all facts, information, statements and representations referred to, set forth or assumed herein, in the Business Combination Agreement, the Registration Statement and the Tax Representation Letter. Any material changes in the law, authorities, or such facts, information, statements or representations could affect the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes in applicable law or factual matters arising after the date hereof, including any such changes that have retroactive effect.

Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of the Domestication or any other transaction, including any other transaction undertaken in connection with the Domestication or contemplated by the terms of the Business Combination Agreement (including the Merger). We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name and the discussion of our opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Respectfully,

/s/ Duane Morris LLP

DUANE MORRIS LLP